Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coastal Financial Corporation:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus. Our reports refer to the fact that Coastal Financial Corporation and subsidiaries adopted, effective October 1, 2005, the provisions of Statement of Financial Accounting Standard No. 123R, Share-Based Payment.

/s/  KPMG LLP

Raleigh, North Carolina
March 9, 2007